Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

CHS Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations (1)	457(h)	$200,000,000 (2)	100%	$200,000,000	$0.0001476	$29,520
Total Offering Amounts					$200,000,000		$29,520
Total Fee Offsets							—
Total Fee Due							$29,520

(1) The deferred compensation obligations to which this registration statement (this "Registration Statement") relates (the "Deferred Compensation Obligations") arise under the CHS Inc. Deferred Compensation Plan, as amended and restated (the "Plan"), and are unsecured obligations of CHS Inc. ("we," "us" or "CHS") to pay deferred compensation in the future in accordance with the terms of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"). The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation that may be deferred under the Plan.